Exhibit 99.2

Q2 2020

SUPPLEMENTAL INFORMATION

Nando's
Peri-Peri

RPAI®

RE/DEFINED™

SHAKE SHACK
BURGERS FROZEN CUSTARD FRIES SHAKES HOT

LIFESTYLE

GROCER

MIXED-USE

DEVELOPMENT

T A B L E O F C O N T E N T S

1	E A R N I N G S R E L E A S E..........................................................................	i–vii

2
	F I N A N C I A L S U M M A R Y
	Condensed Consolidated Balance Sheets.................................................	1
	Condensed Consolidated Statements of Operations................................	2
	Funds From Operations Attributable to Common Shareholders, Operating FFO Attributable to Common Shareholders and Additional Information.......................................................................	3

	Supplemental Financial Statement Detail.................................................	4
	Same Store Net Operating Income............................................................	5
	Capitalization.............................................................................................	6
	Covenants..................................................................................................	7
	Summary of Indebtedness........................................................................	8

3
	T R A N S A C T I O N S U M M A R Y
	Development Projects...............................................................................	9–12
	Acquisitions and Dispositions....................................................................	13

4
	P O R T F O L I O S U M M A R Y
	Retail Market Summary.............................................................................	14
	Retail Operating Portfolio Occupancy.......................................................	15
	Top Retail Tenants.....................................................................................	16
	Retail Leasing Activity Summary................................................................	17
	Retail Lease Expirations.............................................................................	18

5
	O T H E R I N F O R M A T I O N
	COVID-19 Disclosure – Tenant Resiliency and Rent Collections................	19
	COVID-19 Disclosure – Supplemental Base Rent Reconciliations..............	20
	Non-GAAP Financial Measures and Reconciliations..................................	21–24

Retail Properties of America, Inc. | 2021 Spring Road, Suite 200 | Oak Brook, Illinois 60523 | 855.247.RPAI | www.rpai.com

RETAIL PROPERTIES OF AMERICA, INC. REPORTS
SECOND QUARTER AND YEAR TO DATE 2020 RESULTS
Oak Brook, IL – August 4, 2020 – Retail Properties of America, Inc. (NYSE: RPAI) (the “Company”) today reported financial and operating results for the quarter and six months ended June 30, 2020.
FINANCIAL RESULTS
For the quarter ended June 30, 2020, the Company reported:
▪Net loss attributable to common shareholders of $(7.3) million, or $(0.04) per diluted share, compared to net income attributable to common shareholders of $21.2 million, or $0.10 per diluted share, for the same period in 2019;
▪Funds from operations (FFO) attributable to common shareholders of $36.1 million, or $0.17 per diluted share, compared to $55.2 million, or $0.26 per diluted share, for the same period in 2019;
▪Operating funds from operations (Operating FFO) attributable to common shareholders of $36.1 million, or $0.17 per diluted share, compared to $55.8 million, or $0.26 per diluted share, for the same period in 2019; and
▪A $21.6 million decrease in lease income, equating to $0.10 per diluted share, compared to the same period in 2019, primarily driven by the impact on the Company’s business from the novel coronavirus (COVID-19) pandemic and, specifically, the $14.0 million aggregate increase in the Company’s allowance for doubtful accounts receivable.
For the six months ended June 30, 2020, the Company reported:
▪Net income attributable to common shareholders of $15.0 million, or $0.07 per diluted share, compared to $44.4 million, or $0.21 per diluted share, for the same period in 2019;
▪FFO attributable to common shareholders of $98.6 million, or $0.46 per diluted share, compared to $112.9 million, or $0.53 per diluted share, for the same period in 2019;
▪Operating FFO attributable to common shareholders of $93.5 million, or $0.44 per diluted share, compared to $114.2 million, or $0.54 per diluted share, for the same period in 2019; and
▪A $25.7 million decrease in lease income, equating to $0.12 per diluted share, compared to the same period in 2019, primarily driven by the impact on the Company’s business from the COVID-19 pandemic during the second quarter of 2020.
OPERATING RESULTS
For the quarter ended June 30, 2020, the Company’s portfolio results were as follows:
▪22.2% decrease in same store net operating income (NOI) over the comparable period in 2019, primarily driven by the impact on the Company’s business from the COVID-19 pandemic;
▪Total same store portfolio occupancy: 93.6% at June 30, 2020, down 50 basis points from 94.1% at March 31, 2020 and up 130 basis points from 92.3% at June 30, 2019;
■ Retail Properties of America, Inc.
        T: 855.247.RPAI
         www.rpai.com 2021 Spring Road, Suite 200
        Oak Brook, IL 60523

▪Total same store portfolio percent leased, including leases signed but not commenced: 94.8% at June 30, 2020, down 50 basis points from 95.3% at March 31, 2020 and up 10 basis points from 94.7% at June 30, 2019;
▪Retail portfolio occupancy: 93.6% at June 30, 2020, down 50 basis points from 94.1% at March 31, 2020 and up 120 basis points from 92.4% at June 30, 2019;
▪Retail portfolio percent leased, including leases signed but not commenced: 94.9% at June 30, 2020, down 40 basis points from 95.3% at March 31, 2020 and up 20 basis points from 94.7% at June 30, 2019;
▪Total same store portfolio annualized base rent (ABR) per occupied square foot of $19.52 at June 30, 2020, down 0.3% from $19.58 ABR per occupied square foot at March 31, 2020 and up 1.3% from $19.27 ABR per occupied square foot at June 30, 2019;
▪323,000 square feet of retail leasing transactions comprised of 66 new and renewal leases; and
▪A blended re-leasing spread of positive 0.7%, comprised of comparable cash leasing spreads of positive 5.6% on renewal leases and negative (17.9)% on new leases. The Company’s signing of an essential retail anchor tenant to backfill vacant space left from a recent non-essential retailer bankruptcy negatively impacted spreads on comparable new leases during the quarter.
For the six months ended June 30, 2020, the Company’s portfolio results were as follows:
▪10.5% decrease in same store NOI over the comparable period in 2019;
▪608,000 square feet of retail leasing transactions comprised of 148 new and renewal leases; and
▪A blended re-leasing spread of positive 2.6%, comprised of comparable cash leasing spreads of positive 5.3% on renewal leases and negative (9.2)% on new leases.
“Our team worked incredibly hard during the quarter supporting our tenants and addressing rent concession requests with productive results,” stated Steve Grimes, chief executive officer. “As we look to the second half of the year, we remain encouraged by the resiliency of our team and high-quality portfolio, as evidenced by the positive trajectory of our monthly cash collections and tenant reopening activity.”
COVID-19 UPDATE
During the quarter, the COVID-19 pandemic adversely impacted the Company’s business as many tenants, faced with reduced customer traffic and revenue as a result of governmental and social mandates related to the pandemic, announced temporary closures of their stores or modifications of their operations and requested lease concessions. Other tenants, many of which operate businesses considered to be essential, remained open and continued to operate. It is possible that public health officials and governmental authorities in the markets in which the Company operates may impose additional restrictions in an effort to slow the spread of COVID-19 or may relax or revoke existing restrictions too quickly, which could, in either case, exacerbate the severity of the adverse impacts on the economy and the Company’s business. The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact of COVID-19 on the Company’s business.
The Company’s portfolio square footage was 92% open as of July 31, 2020, up from the previously reported 90% as of July 2, 2020 and 79% as of May 29, 2020. The Company continues to assist tenants’ efforts to operate safely and effectively in the current environment through the implementation of curbside pickup, as well as social media campaigns, onsite signage, and expansion of outdoor dining capacity. The Company continues to see a correlation between tenant open status and rent collection.

As of July 27, 2020, the Company has collected 71.4% of July rent, which is ahead of the daily collection pace for June. As of July 27, 2020, the Company has collected 69.2% of April rent, 67.7% of May rent, 68.3% of June rent, aggregating to 68.4% of second quarter rent, all of which are up from the previously reported totals of 67.4%, 63.7%, 64.7%, and 65.3% as of June 30, 2020, respectively. The Company’s portfolio ABR benefits from a composition of 37% from essential uses and office, including 8% from grocery/warehouse clubs as well as 7% from office tenants generally located in suburban locations above the Company’s first floor retail footprint.
The Company continues to negotiate and sign lease amendments with many tenants in the wake of the adverse impacts of the COVID-19 pandemic. Regarding the 31.6% of billed second quarter 2020 rent not received as of July 27, 2020, the Company has applied security deposits representing 2.5% of total billed second quarter rent and has signed lease amendments representing another 4.4% of total billed second quarter rent with an additional 10.6% agreed in principle with tenants, pending finalization, aggregating to 85.9% of billed second quarter 2020 rent addressed. Regarding the 28.6% of billed July 2020 rent not yet received as of July 27, 2020, the Company has signed lease amendments representing another 5.0% and has agreed in principle with tenants, pending finalization, for another 8.1%, aggregating to 84.5% of billed July 2020 rent addressed; however, the Company can make no assurances that the portion agreed in principle for the billed second quarter 2020 rent and billed July 2020 rent ultimately will be signed on the terms negotiated or at all.
For the second quarter of 2020, primarily due to the negative economic impact caused by the COVID-19 pandemic, the Company increased its allowance for doubtful accounts receivable by $14.0 million, comprised of (i) an increase in its allowance against billed accounts receivable of $12.4 million and (ii) an increase in its allowance against straight-line rent receivables of $1.6 million. In addition, the Company recognized COVID-19-related negative adjustments to lease income totaling $7.1 million, primarily consisting of uncollected amounts from cash-basis tenants.
BALANCE SHEET AND CAPITAL MARKETS ACTIVITY
During the quarter, the Company repaid substantial amounts on its $850.0 million unsecured revolving line of credit (revolver), which was nearly fully drawn on March 31, 2020. As of June 30, 2020, the Company had $135.0 million outstanding on the revolver and $714.7 million in revolver availability. Combined with cash and cash equivalents of $12.6 million, the Company had $727.3 million in total available liquidity as of June 30, 2020 and no debt maturities for the remainder of 2020.
In total, the Company had $1.7 billion of gross consolidated indebtedness with a weighted average contractual interest rate of 3.74% and a weighted average maturity of 4.1 years as of June 30, 2020. The Company continues to benefit from substantial headroom relative to its debt covenants, including a debt service coverage ratio of 4.0x, well in excess of the 1.5x requirement under its debt agreements.
Subsequent to quarter end, the Company issued an additional $100.0 million aggregate principal amount of its 4.00% senior unsecured notes due 2025 (the Notes) in an underwritten public offering. The Notes were issued at 99.010% of par value plus accrued and unpaid interest from March 15, 2020 through July 20, 2020. The Notes will mature on March 15, 2025, unless earlier redeemed. The Notes constitute a further issuance of, and form a single series with, the Company’s previously issued 4.00% senior unsecured notes due 2025, $250.0 million of which were previously outstanding. The post-offering $350.0 million aggregate principal amount outstanding enables the Notes to be eligible for index inclusion. The Company used the net proceeds from the sale of the Notes for the repayment of outstanding borrowings under its $850.0 million revolver and for general corporate purposes.
DIVIDEND
As previously announced, in order to preserve and enhance liquidity and capital positioning, the Company’s board of directors temporarily suspended future quarterly dividend payments on the Company’s outstanding Class A common stock. The Company’s board of directors will continue to evaluate dividend declaration decisions quarterly and consider REIT taxable income distribution requirements in these deliberations. Year to date, including dividends paid in January 2020 and April 2020, the Company has paid $70.9 million in aggregate dividends.
INVESTMENT ACTIVITY
Expansions and Redevelopments
The Company continues to make progress on the execution of its active expansion and redevelopment projects.
Active Projects
One Loudoun Downtown
During the quarter, the Company and KETTLER, its joint venture partner for the multi-family component of the mixed-use expansion of Pads G & H at its One Loudoun Downtown multi-tenant retail operating property, finished frame construction work on Pad G, as well as completed concrete construction work and initiated wood frame construction work on Pad H. Additionally, during the quarter, the Company awarded JLL with the assignment for leasing the office component of Pad G of this mixed-use project, branded One Endicott. In the aggregate, this expansion project, located in the Washington, D.C. metropolitan statistical area (MSA), consists of up to 70,000 square feet of retail and office commercial space and 378 one- and two-bedroom multi-family rental units, which will become One Loudoun’s first apartment community, Vyne, which is anticipated to open in late spring 2021. The expansion project complements and enhances the Company’s approximately 469,000 square foot mixed-use community anchor asset, One Loudoun Downtown, which boasted retail occupancy of 95.4% and office occupancy of 95.1% as of June 30, 2020.
Circle East
During the quarter, the Company signed several letters of intent with leading national retailers for in-line space at its 80,000 square foot Circle East mixed-use project located in Towson, MD within the Baltimore MSA. The Company also began build-out for the previously announced Shake Shack anchor site and expects to begin build-out for the previously announced Ethan Allen anchor site during the third quarter of 2020.
Other Projects
During the quarter, the Company advanced construction work for the site and building reconfiguration at The Shoppes at Quarterfield as well as the single-tenant pad development at Southlake Town Square.
WEBCAST AND CONFERENCE CALL INFORMATION
The Company’s management team will hold a webcast on Wednesday, August 5, 2020 at 11:00 AM (ET), to discuss its quarterly financial results and operating performance, as well as business highlights and outlook. In addition, the Company may discuss business and financial developments and trends and other matters affecting the Company, some of which may not have been previously disclosed.

A live webcast will be available online on the Company’s website at www.rpai.com in the INVEST section. A replay of the webcast will be available. To listen to the replay, please go to www.rpai.com in the INVEST section of the website and follow the instructions.
The conference call can be accessed by dialing (877) 705-6003 or (201) 493-6725 for international participants. Please dial in at least ten minutes prior to the start of the call to register. A replay of the call will be available from 2:00 PM (ET) on August 5, 2020 until midnight (ET) on August 19, 2020. The replay can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers and entering pin number 13704200.
SUPPLEMENTAL INFORMATION
The Company has posted supplemental financial and operating information and other data in the INVEST section of its website.
ABOUT RPAI
Retail Properties of America, Inc. is a REIT that owns and operates high quality, strategically located open-air shopping centers, including properties with a mixed-use component. As of June 30, 2020, the Company owned 102 retail operating properties in the United States representing 20.0 million square feet. The Company is publicly traded on the New York Stock Exchange under the ticker symbol RPAI. Additional information about the Company is available at www.rpai.com.
SAFE HARBOR LANGUAGE
The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “should,” “intends,” “plans,” “estimates” or “anticipates” and variations of such words or similar expressions or the negative of such words, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements reflect the Company’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the Company and on assumptions it has made. Although the Company believes that its plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, the Company can give no assurance that such plans, intentions, expectations or strategies will be attained or achieved. Furthermore, these forward-looking statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic, business and financial conditions, and changes in the Company’s industry and changes in the real estate markets in particular, economic and other developments in markets where the Company has a high concentration of properties, the Company’s business strategy, the Company’s projected operating results, rental rates and/or vacancy rates, frequency and magnitude of defaults on, early terminations of or non-renewal of leases by tenants, bankruptcy, insolvency or general downturn in the business of a major tenant or a significant number of smaller tenants, adverse impact of e-commerce developments and shifting consumer retail behavior on tenants, interest rates or operating costs, the discontinuation of London Interbank Offered Rate (LIBOR), real estate and zoning laws and changes in real property tax rates, real estate valuations, the Company’s leverage, the Company’s ability to generate sufficient cash flows to service outstanding indebtedness and make distributions to shareholders, changes in the dividend policy for the Company’s Class A common stock and its ability to resume the payment of dividends at past levels, the Company’s ability to obtain necessary outside financing, the availability, terms and deployment of capital, general volatility of the capital and credit markets and the market price of the Company’s Class A common stock, risks generally associated with real estate acquisitions and dispositions, including the Company’s ability to identify and pursue acquisition and disposition opportunities, risks generally associated with redevelopment, including the impact of construction delays and cost overruns and related impact on the Company’s estimated investments in such redevelopment, the Company’s ability to lease redeveloped space, the Company’s ability to identify and pursue redevelopment opportunities and the risk that it takes longer than expected for development assets to stabilize or that the Company does not achieve its estimated returns on such investments, the Company’s ability to enter into new leases or renew leases on favorable terms, pandemics or other public health crises, such as the COVID-19 pandemic, and the related impact on (i) the Company’s ability to manage its properties, finance its operations and perform necessary administrative and reporting functions and (ii) the ability of the Company’s tenants to operate their businesses, generate sales and meet their financial obligations, including the obligation to pay rent and other charges as specified in their leases, the Company’s
v

ability to create long-term shareholder value, regulatory changes and other risk factors, including those detailed in the sections of the Company’s most recent Forms 10-K and 10-Q filed with the SEC titled “Risk Factors,” which you should interpret as heightened as a result of the numerous and ongoing adverse impacts of COVID-19. The extent to which COVID-19 impacts the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
NON-GAAP FINANCIAL MEASURES
As defined by the National Association of Real Estate Investment Trusts (NAREIT), an industry trade group, Funds From Operations (FFO) means net income computed in accordance with generally accepted accounting principles (GAAP), excluding (i) depreciation and amortization related to real estate, (ii) gains from sales of real estate assets, (iii) gains and losses from change in control and (iv) impairment write-downs of real estate assets and investments in entities directly attributable to decreases in the value of real estate held by the entity. The Company has adopted the NAREIT definition in its computation of FFO attributable to common shareholders. The Company believes that, subject to the following limitations, FFO attributable to common shareholders provides a basis for comparing its performance and operations to those of other real estate investment trusts (REITs). The Company believes that FFO attributable to common shareholders, which is a supplemental non-GAAP financial measure, provides an additional and useful means to assess the operating performance of REITs. FFO attributable to common shareholders does not represent an alternative to (i) “Net income” or “Net income attributable to common shareholders” as an indicator of the Company’s financial performance, or (ii) “Cash flows from operating activities” in accordance with GAAP as a measure of the Company’s capacity to fund cash needs, including the payment of dividends.
The Company also reports Operating FFO attributable to common shareholders, which is defined as FFO attributable to common shareholders excluding the impact of discrete non-operating transactions and other events which the Company does not consider representative of the comparable operating results of its real estate operating portfolio, which is its core business platform. Specific examples of discrete non-operating transactions and other events include, but are not limited to, the impact on earnings from gains or losses associated with the early extinguishment of debt or other liabilities, litigation involving the Company, including gains recognized as a result of settlement and costs to engage outside counsel related to litigation with former tenants, the impact on earnings from executive separation and the excess of redemption value over carrying value of preferred stock redemption, which are not otherwise adjusted in the Company’s calculation of FFO attributable to common shareholders. The Company believes that Operating FFO attributable to common shareholders, which is a supplemental non-GAAP financial measure, provides an additional and useful means to assess the operating performance of REITs. Operating FFO attributable to common shareholders does not represent an alternative to (i) “Net income” or “Net income attributable to common shareholders” as an indicator of the Company’s financial performance, or (ii) “Cash flows from operating activities” in accordance with GAAP as a measure of the Company’s capacity to fund cash needs, including the payment of dividends. Comparison of the Company’s presentation of Operating FFO attributable to common shareholders to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.
The Company also reports Net Operating Income (NOI), which it defines as all revenues other than (i) straight-line rental income (non-cash), (ii) amortization of lease inducements, (iii) amortization of acquired above and below market lease intangibles and (iv) lease termination fee income, less real estate taxes and all operating expenses other than lease termination fee expense and non-cash ground rent expense, which is comprised of amortization of right-of-use lease assets and amortization of lease liabilities. NOI consists of Same Store NOI and NOI from Other Investment Properties. Same Store NOI represents NOI from the Company’s same store portfolio consisting of 101 retail operating properties acquired or placed in service and stabilized prior to January 1, 2019. NOI from Other Investment Properties represents NOI primarily from (i) properties acquired or placed in service during 2019 and 2020, (ii) the multi-family rental units at Plaza del Lago, a redevelopment project that was placed in service during 2019, (iii) Circle East, which is in active redevelopment, (iv) One Loudoun Downtown – Pads G & H, which are in active development, (v) Carillon, a redevelopment project where the Company halted plans for vertical construction during the three months ended March 31, 2020 in response to current macroeconomic conditions due to the impact of the COVID-19 pandemic; however, as of June 30, 2020, the Company is actively completing site work preparation at the property in anticipation of potential future development at the site, (vi) properties that were sold or held for sale during 2019 and 2020, and (vii) the net income from the Company’s wholly-owned captive insurance company. The Company believes that NOI, Same Store NOI and NOI from Other Investment Properties, which are supplemental non-GAAP financial measures, provide an additional and useful operating perspective not immediately apparent from “Net income” or “Net income attributable to common shareholders” in accordance with GAAP. The Company uses these measures to evaluate its performance on a property-by-property basis because they allow management to evaluate the impact that factors such as lease structure, lease rates and tenant base have on the Company’s operating results. NOI, Same Store NOI and NOI from Other Investment Properties do not represent alternatives to “Net income” or “Net income attributable to common shareholders” in accordance with GAAP as indicators of the Company’s financial performance. Comparison of the Company’s presentation of NOI, Same Store NOI and NOI from Other Investment Properties to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.
CONTACT INFORMATION
Michael Gaiden
Vice President – Capital Markets and Investor Relations
Retail Properties of America, Inc.
(630) 634-4233

Retail Properties of America, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands, except par value amounts)
(unaudited)

	June 30, 2020	December 31, 2019
Assets
Investment properties:
Land	$1,075,551	$1,021,829
Building and other improvements	3,563,583	3,544,582
Developments in progress	146,502	113,353
	4,785,636	4,679,764
Less: accumulated depreciation	(1,449,947)	(1,383,274)
Net investment properties (includes $41,589 and $12,445 from consolidated variable interest entities, respectively)	3,335,689	3,296,490

Cash and cash equivalents	12,563	9,989
Accounts and notes receivable, net	87,927	73,832
Acquired lease intangible assets, net	74,386	79,832
Right-of-use lease assets	43,696	50,241
Other assets, net (includes $344 and $164 from consolidated variable interest entities, respectively)	67,151	75,978
Total assets	$3,621,412	$3,586,362

Liabilities and Equity
Liabilities:
Mortgages payable, net (includes unamortized discount of $(471) and $(493), respectively, and unamortized capitalized loan fees of $(224) and $(256), respectively)	$92,967	$94,155
Unsecured notes payable, net (includes unamortized discount of $(556) and $(616), respectively, and unamortized capitalized loan fees of $(2,876) and $(3,137), respectively)	796,568	796,247
Unsecured term loans, net (includes unamortized capitalized loan fees of $(3,008) and $(3,477), respectively)	716,992	716,523
Unsecured revolving line of credit	135,000	18,000
Accounts payable and accrued expenses	59,152	78,902
Distributions payable	—	35,387
Acquired lease intangible liabilities, net	65,248	63,578
Lease liabilities	85,602	91,129
Other liabilities (includes $4,752 and $1,707 from consolidated variable interest entities, respectively)	75,798	56,368
Total liabilities	2,027,327	1,950,289

Commitments and contingencies

Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, none issued or outstanding	—	—
Class A common stock, $0.001 par value, 475,000 shares authorized, 214,253 and 213,600 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	214	214
Additional paid-in capital	4,515,716	4,510,484
Accumulated distributions in excess of earnings	(2,886,387)	(2,865,933)
Accumulated other comprehensive loss	(39,176)	(12,288)
Total shareholders’ equity	1,590,367	1,632,477
Noncontrolling interests	3,718	3,596
Total equity	1,594,085	1,636,073
Total liabilities and equity	$3,621,412	$3,586,362

2nd Quarter 2020 Supplemental Information	1

Retail Properties of America, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Lease income	$96,803	$118,449	$215,498	$241,152

Expenses:
Operating expenses	14,843	17,129	31,257	34,815
Real estate taxes	17,916	18,534	36,449	36,937
Depreciation and amortization	43,755	42,882	83,928	86,149
Provision for impairment of investment properties	—	—	346	—
General and administrative expenses	8,491	9,353	17,656	19,852
Total expenses	85,005	87,898	169,636	177,753

Other (expense) income:
Interest expense	(19,360)	(17,363)	(36,406)	(34,793)
Gain on sales of investment properties	—	8,454	—	16,903
Gain on litigation settlement	—	—	6,100	—
Other income (expense), net	215	(472)	(546)	(1,131)
Net (loss) income	(7,347)	21,170	15,010	44,378
Net income attributable to noncontrolling interests	—	—	—	—
Net (loss) income attributable to common shareholders	$(7,347)	$21,170	$15,010	$44,378

(Loss) earnings per common share – basic and diluted:
Net (loss) income per common share attributable to common shareholders	$(0.04)	$0.10	$0.07	$0.21

Weighted average number of common shares outstanding – basic	213,337	212,951	213,276	212,900

Weighted average number of common shares outstanding – diluted	213,337	213,090	213,276	213,156

2nd Quarter 2020 Supplemental Information	2

Retail Properties of America, Inc.
Funds From Operations (FFO) Attributable to Common Shareholders,
Operating FFO Attributable to Common Shareholders and Additional Information
(dollar amounts in thousands, except per share amounts)
(unaudited)

FFO attributable to common shareholders and Operating FFO attributable to common shareholders (a)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net (loss) income attributable to common shareholders	$(7,347)	$21,170	$15,010	$44,378
Depreciation and amortization of real estate	43,422	42,531	83,260	85,444
Provision for impairment of investment properties	—	—	346	—
Gain on sales of investment properties	—	(8,454)	—	(16,903)
FFO attributable to common shareholders	$36,075	$55,247	$98,616	$112,919
FFO attributable to common shareholders per common share outstanding – diluted	$0.17	$0.26	$0.46	$0.53

FFO attributable to common shareholders	$36,075	$55,247	$98,616	$112,919
Gain on litigation settlement	—	—	(6,100)	—
Other (b)	—	569	1,011	1,280
Operating FFO attributable to common shareholders	$36,075	$55,816	$93,527	$114,199
Operating FFO attributable to common shareholders per common share outstanding – diluted	$0.17	$0.26	$0.44	$0.54

Weighted average number of common shares outstanding – diluted	213,337	213,090	213,276	213,156
Dividends declared per common share	$—	$0.165625	$0.165625	$0.33125

Additional Information (c)
Lease-related expenditures (d)
Same store	$8,425	$10,622	$19,611	$19,588
Other investment properties	$7	$5	$17	$17

Capital expenditures (e)
Same store	$8,237	$10,094	$13,356	$19,859
Other investment properties	$422	$266	$1,646	$317
Predevelopment costs	$202	$2,582	$504	$5,273

Straight-line rental income, net (f)	$(1,284)	$616	$(943)	$2,116
Amortization of above and below market lease intangibles and lease inducements	$1,343	$392	$1,900	$2,430
Non-cash ground rent expense, net	$212	$332	$545	$690

Adjusted EBITDAre (a)	$55,768	$72,961	$129,590	$148,417

(a)Refer to pages 21 – 24 for definitions and reconciliations related to FFO attributable to common shareholders, Operating FFO attributable to common shareholders and Adjusted EBITDAre.
(b)Primarily consists of the impact on earnings from litigation involving the Company, including costs to engage outside counsel related to litigation with former tenants, which is included within “Other income (expense), net” in the condensed consolidated statements of operations.
(c)The same store portfolio consists of 101 retail operating properties. Refer to pages 21 – 24 for definitions and reconciliations of non-GAAP financial measures.
(d)Consists of payments for tenant improvements, lease commissions and lease inducements and excludes active development projects, which are included within “Developments in progress” in the condensed consolidated balance sheets.
(e)Capital expenditures consist of payments for building, site and other improvements, net of anticipated recoveries, and exclude active development projects, which are included within “Developments in progress” in the condensed consolidated balance sheets. Predevelopment costs consist of payments related to future redevelopment and expansion projects incurred before each project is considered active and are included within “Other assets, net” in the condensed consolidated balance sheets.
(f)Includes changes in allowances for doubtful straight-line receivables of $(1,636) and $(592) for the three months ended June 30, 2020 and 2019, respectively, and $(2,671) and $(814) for the six months ended June 30, 2020 and 2019, respectively. As of June 30, 2020, approximately 8.3% of the Company’s tenants, based on annualized base rent (ABR), are being accounted for on the cash basis of accounting.

2nd Quarter 2020 Supplemental Information	3

Retail Properties of America, Inc.
Supplemental Financial Statement Detail
(amounts in thousands)
(unaudited)

Supplemental Balance Sheet Detail	June 30, 2020	December 31, 2019
Developments in Progress
Active developments/redevelopments and Carillon (a)	$121,052	$87,903
Land held for future development	25,450	25,450
Total	$146,502	$113,353

Accounts and Notes Receivable, Net
Accounts and notes receivable, net	$36,661	$21,781
Straight-line receivables, net	51,266	52,051
Total	$87,927	$73,832

Other Assets, Net
Deferred costs, net	$38,373	$39,636
Restricted cash (b)	5,087	4,458
Other assets, net	23,691	31,884
Total	$67,151	$75,978

Other Liabilities
Unearned income	$13,593	$20,651
Fair value of derivatives	39,176	12,288
Other liabilities	23,029	23,429
Total	$75,798	$56,368

Supplemental Statements of Operations Detail
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Lease Income
Base rent (c)	$84,904	$89,135	$175,710	$178,069
Percentage and specialty rent	450	683	1,496	2,002
Tenant recoveries (d)	22,513	25,879	48,333	52,706
Lease termination fee income	252	232	376	1,420
Other lease-related income	1,044	1,589	2,549	2,886
Bad debt, net (c)	(12,419)	(77)	(13,923)	(477)
Straight-line rental income, net (e)	(1,284)	616	(943)	2,116
Amortization of above and below market lease intangibles and lease inducements	1,343	392	1,900	2,430
Total	$96,803	$118,449	$215,498	$241,152

Operating Expense Supplemental Information
Non-cash ground rent expense, net	$212	$332	$545	$690

General and Administrative Expense Supplemental Information
Non-cash amortization of stock-based compensation	$2,221	$1,857	$4,454	$3,823

Additional Supplemental Information
Capitalized compensation costs – development and capital projects	$970	$985	$1,968	$2,025
Capitalized internal leasing incentives	$42	$82	$102	$136
Capitalized interest	$736	$226	$1,521	$370

(a)As of June 30, 2020, the Company has active redevelopments at Circle East, One Loudoun Downtown, The Shoppes at Quarterfield and Southlake Town Square. See page 9 for further details.
(b)Consists of funds restricted through lender or other agreements.
(c)Refer to page 20 for novel coronavirus (COVID-19) supplemental base rent reconciliations for the three months ended June 30, 2020.
(d)Tenant recoveries for the three and six months ended June 30, 2020 are net of $(1,289) representing uncollected amounts related to cash-basis tenants.
(e)Includes changes in allowances for doubtful straight-line receivables of $(1,636) and $(592) for the three months ended June 30, 2020 and 2019, respectively, and $(2,671) and $(814) for the six months ended June 30, 2020 and 2019, respectively. As of June 30, 2020, approximately 8.3% of the Company’s tenants, based on ABR, are being accounted for on the cash basis of accounting.

2nd Quarter 2020 Supplemental Information	4

Retail Properties of America, Inc.
Same Store Net Operating Income (NOI)
(dollar amounts in thousands)
(unaudited)

Same store portfolio (a)
	Based on Same store portfolio as of June 30, 2020
	2020	2019	Change

Number of retail operating properties in same store portfolio	101	101	—

Occupancy	93.6%	92.3%	1.3%

Percent leased (b)	94.8%	94.7%	0.1%

Annualized base rent (ABR) per occupied square foot	$19.52	$19.27	1.3%

Same Store NOI (c)
	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change

Base rent (d)	$83,609	$87,082		$172,932	$173,673
Percentage and specialty rent	448	691		1,483	1,971
Tenant recoveries (e)	22,305	25,310		47,750	52,128
Other lease-related income	1,049	1,475		2,515	2,764
Bad debt, net (d)	(12,373)	(60)		(13,878)	(488)
Property operating expenses (f)	(14,631)	(15,867)		(30,349)	(32,232)
Real estate taxes	(17,703)	(18,033)		(36,008)	(36,456)
Same Store NOI (c)	$62,704	$80,598	(22.2)%	$144,445	$161,360	(10.5)%

(a)The Company’s same store portfolio consists of 101 retail operating properties acquired or placed in service and stabilized prior to January 1, 2019 and excludes the following:
▪properties acquired or placed in service and stabilized during 2019 and 2020;
▪the multi-family rental units at Plaza del Lago, a redevelopment project that was placed in service during 2019;
▪Circle East, which is in active redevelopment;
▪One Loudoun Downtown – Pads G & H, which are in active development;
▪Carillon, a redevelopment project where the Company halted plans for vertical construction during the three months ended March 31, 2020 in response to current macroeconomic conditions due to the impact of the COVID-19 pandemic; however, as of June 30, 2020, the Company is actively completing site work preparation at the property in anticipation of potential future development at the site;
▪The Shoppes at Quarterfield, which is in active redevelopment; and
▪investment properties sold or classified as held for sale during 2019 and 2020.
(b)Includes leases signed but not commenced.
(c)Refer to pages 21 – 24 for definitions and reconciliations of non-GAAP financial measures. Comparison of the Company’s presentation of Same Store NOI to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.
(d)Refer to page 20 for COVID-19 supplemental same store base rent reconciliations for the three months ended June 30, 2020.
(e)Tenant recoveries for the three and six months ended June 30, 2020 are net of $(1,285) representing uncollected amounts related to cash-basis tenants.
(f)Consists of all property operating items included within “Operating expenses” in the condensed consolidated statements of operations, which includes all items other than (i) lease termination fee expense and (ii) non-cash ground rent expense, which is comprised of amortization of right-of-use lease assets and amortization of lease liabilities.

2nd Quarter 2020 Supplemental Information	5

Retail Properties of America, Inc.
Capitalization
(dollar amounts in thousands, except share price and ratio)

Capitalization Data
	June 30, 2020	December 31, 2019
Equity Capitalization
Common stock shares outstanding (a)	214,253	213,600
Common stock share price	$7.32	$13.40
Total equity capitalization	$1,568,332	$2,862,240

Debt Capitalization
Mortgages payable (b)	$93,662	$94,904
Unsecured notes payable (c)	800,000	800,000
Unsecured term loans (d)	720,000	720,000
Unsecured revolving line of credit	135,000	18,000
Total debt capitalization	$1,748,662	$1,632,904

Total capitalization at end of period	$3,316,994	$4,495,144

Net income for the trailing twelve months ended June 30, 2020 was $3,029, comprised of net (loss) income of $(7,347), $22,357, $16,172 and $(28,153) for the three months ended June 30, 2020, March 31, 2020, December 31, 2019 and September 30, 2019, respectively.

Calculation of Net Debt to Adjusted EBITDAre Ratio (e)

	Trailing Twelve Months Ended June 30, 2020		Three Months Ended
			June 30, 2020		December 31, 2019

Total debt principal at period end	$1,748,662		$1,748,662		$1,632,904
Less: consolidated cash and cash equivalents at period end	(12,563)		(12,563)		(9,989)
Total net debt at period end	$1,736,099		$1,736,099		$1,622,915
Adjusted EBITDAre	$278,140	(f)	$223,072	(g)	$299,804	(g)
Net Debt to Adjusted EBITDAre	6.2x	(f)	7.8x	(g)	5.4x	(g)

(a)Excludes performance restricted stock units and options outstanding, which could potentially convert into common stock in the future.
(b)Mortgages payable excludes mortgage discount of $(471) and $(493) and capitalized loan fees of $(224) and $(256), net of accumulated amortization, as of June 30, 2020 and December 31, 2019, respectively.
(c)Unsecured notes payable excludes discount of $(556) and $(616) and capitalized loan fees of $(2,876) and $(3,137), net of accumulated amortization, as of June 30, 2020 and December 31, 2019, respectively.
(d)Unsecured term loans exclude capitalized loan fees of $(3,008) and $(3,477), net of accumulated amortization, as of June 30, 2020 and December 31, 2019, respectively.
(e)Refer to pages 21 – 24 for definitions and reconciliations of non-GAAP financial measures.
(f)For purposes of this ratio calculation, the trailing twelve months ended EBITDAre was used.
(g)For purposes of this ratio calculation, annualized three months ended EBITDAre was used.

2nd Quarter 2020 Supplemental Information	6

Retail Properties of America, Inc.
Covenants

Unsecured Credit Facility, Term Loans Due 2023, 2024 and 2026 and Notes Due 2021, 2024, 2026, 2028 and 2029 (a)

		Covenant	June 30, 2020

Leverage ratio (b) (c)	Unsecured Credit Facility, Term Loans Due 2023, 2024 and 2026 and Notes Due 2026, 2028 and 2029:	≤ 60.0%	34.6%
	Notes Due 2021 and 2024:	≤ 60.0%	36.3%

Secured leverage ratio (b) (c)	Unsecured Credit Facility and Term Loans Due 2023, 2024 and 2026:	≤ 45.0%	1.9%
	Notes Due 2021, 2024, 2026, 2028 and 2029:	≤ 40.0%

Fixed charge coverage ratio (b) (d)		≥ 1.50x	3.7x

Interest coverage ratio (b) (e)		≥ 1.50x	3.8x

Unencumbered leverage ratio (b) (c)		≤ 60.0%	34.6%

Unencumbered interest coverage ratio (b)		≥ 1.75x	4.4x

Notes Due 2025 (f)
	Covenant	June 30, 2020

Leverage ratio (g)	≤ 60.0%	36.8%

Secured leverage ratio (g)	≤ 40.0%	1.9%

Debt service coverage ratio (b) (h)	≥ 1.50x	4.0x

Unencumbered assets to unsecured debt ratio	≥ 150%	288%

(a)For a complete listing of all covenants related to the Company’s Unsecured Credit Facility (comprised of the unsecured term loan due 2021 and the unsecured revolving line of credit) as well as covenant definitions, refer to the Fifth Amended and Restated Credit Agreement filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 2, 2018 and the First Amendment to the Fifth Amended and Restated Credit Agreement filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 6, 2020. For a complete listing of all covenants as well as covenant definitions related to the Company’s Term Loan Due 2023, refer to the credit agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated November 29, 2016, the First Amendment to the Term Loan Agreement filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed on August 1, 2018, the Second Amendment to the Term Loan Agreement filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 13, 2019, and the Third Amendment to the Term Loan Agreement filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 6, 2020. For a complete listing of all covenants as well as covenant definitions related to the Company’s Term Loan Due 2024 and Term Loan Due 2026, refer to the Term Loan Agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated July 23, 2019 and the First Amendment to the Term Loan Agreement filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 6, 2020. For a complete listing of all covenants related to the Company’s 4.12% senior unsecured notes due 2021 and 4.58% senior unsecured notes due 2024 (Notes Due 2021 and 2024) as well as covenant definitions, refer to the Note Purchase Agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated May 22, 2014. For a complete listing of all covenants related to the Company’s 4.08% senior unsecured notes due 2026 and 4.24% senior unsecured notes due 2028 (Notes Due 2026 and 2028) as well as covenant definitions, refer to the Note Purchase Agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated October 5, 2016. For a complete listing of all covenants related to the Company’s 4.82% senior unsecured notes due 2029 (Notes Due 2029) as well as covenant definitions, refer to the Note Purchase Agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated April 9, 2019.
(b)Covenant calculation includes operating results, or a derivation thereof, based on the most recent four fiscal quarters of activity.
(c)Based upon a capitalization rate of 6.50% as specified in the Company’s debt agreements.
(d)Applies only to the Company’s Unsecured Credit Facility, Term Loan Due 2023, Term Loan Due 2024, Term Loan Due 2026, Notes Due 2026 and 2028 and Notes Due 2029. This ratio is based upon consolidated debt service, including interest expense and principal amortization, excluding interest expense related to defeasance costs and prepayment premiums.
(e)Applies only to the Notes Due 2021 and 2024, Notes Due 2026 and 2028 and Notes Due 2029.
(f)For a complete listing of all covenants related to the Company’s 4.00% senior unsecured notes due 2025 (Notes Due 2025) as well as covenant definitions, refer to the First Supplemental Indenture filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, dated March 12, 2015.
(g)Based upon the book value of Total Assets as defined in the First Supplemental Indenture referenced in footnote (f) above.
(h)Based upon interest expense and excludes principal amortization. This ratio is calculated on a pro forma basis with the assumption that debt and property transactions occurred on the first day of the preceding four-quarter period.

2nd Quarter 2020 Supplemental Information	7

Retail Properties of America, Inc.
Summary of Indebtedness as of June 30, 2020
(dollar amounts in thousands)

Description	Balance	Interest Rate (a)		Maturity Date	WA Years to Maturity	Type
Consolidated Indebtedness
Ashland & Roosevelt (bank pad)	$340	7.48%		02/25/22	1.7 years	Fixed/Secured
Peoria Crossings	24,131	4.82%		04/01/22	1.8 years	Fixed/Secured
Gateway Village	32,285	4.14%		01/01/23	2.5 years	Fixed/Secured
Northgate North	24,513	4.50%		06/01/27	6.9 years	Fixed/Secured
The Shoppes at Union Hill	12,393	3.75%		06/01/31	10.9 years	Fixed/Secured
Mortgages payable (b)	93,662	4.37%			4.6 years

Senior notes – 4.12% due 2021	100,000	4.12%		06/30/21	1.0 year	Fixed/Unsecured
Senior notes – 4.58% due 2024	150,000	4.58%		06/30/24	4.0 years	Fixed/Unsecured
Senior notes – 4.00% due 2025 (c)	250,000	4.00%		03/15/25	4.7 years	Fixed/Unsecured
Senior notes – 4.08% due 2026	100,000	4.08%		09/30/26	6.3 years	Fixed/Unsecured
Senior notes – 4.24% due 2028	100,000	4.24%		12/28/28	8.5 years	Fixed/Unsecured
Senior notes – 4.82% due 2029	100,000	4.82%		06/28/29	9.0 years	Fixed/Unsecured
Unsecured notes payable (b)	800,000	4.27%			5.3 years

Term loan due 2021 (b)	250,000	3.35%	(d)	01/05/21	0.5 years	Fixed/Unsecured
Revolving line of credit (c)	135,000	1.33%	(e)	04/22/22	1.8 years	Variable/Unsecured
Unsecured credit facility	385,000	2.64%			1.0 year

Term Loan Due 2023	200,000	4.20%	(f)	11/22/23	3.4 years	Fixed/Unsecured
Term Loan Due 2024	120,000	2.93%	(g)	07/17/24	4.0 years	Fixed/Unsecured
Term Loan Due 2026	150,000	3.42%	(h)	07/17/26	6.0 years	Fixed/Unsecured
Unsecured term loans (b)	470,000	3.63%			4.4 years

Total consolidated indebtedness	$1,748,662	3.74%			4.1 years

Consolidated Debt Maturity Schedule as of June 30, 2020

Year	Fixed Rate (b)		WA Rates on Fixed Debt	Variable Rate		WA Rates on Variable Debt (e)	Total	% of Total	WA Rates on Total Debt (a)

2020	$1,252		4.41%	$—		—	$1,252	0.1%	4.41%
2021	352,626		3.58%	—		—	352,626	20.2%	3.58%
2022	26,678		4.81%	135,000	(c)	1.33%	161,678	9.2%	1.90%
2023	231,758		4.19%	—		—	231,758	13.3%	4.19%
2024	271,737		3.85%	—		—	271,737	15.5%	3.85%
2025	251,809	(c)	4.00%	—		—	251,809	14.4%	4.00%
2026	251,884		3.69%	—		—	251,884	14.4%	3.69%
2027	21,410		4.46%	—		—	21,410	1.2%	4.46%
2028	101,228		4.23%	—		—	101,228	5.8%	4.23%
2029	101,275		4.81%	—		—	101,275	5.8%	4.81%
Thereafter	2,005		3.75%	—		—	2,005	0.1%	3.75%
Total	$1,613,662		3.95%	$135,000		1.33%	$1,748,662	100.0%	3.74%

(a)Interest rates presented exclude the impact of the discount and capitalized loan fee amortization. As of June 30, 2020, the Company’s overall weighted average interest rate for consolidated debt including the impact of the discount and capitalized loan fee amortization was 3.96%.
(b)Mortgages payable excludes mortgage discount of $(471) and capitalized loan fees of $(224), net of accumulated amortization, as of June 30, 2020. Unsecured notes payable excludes discount of $(556) and capitalized loan fees of $(2,876), net of accumulated amortization, as of June 30, 2020. Unsecured term loans exclude capitalized loan fees of $(3,008), net of accumulated amortization, as of June 30, 2020. In the consolidated debt maturity schedule, maturity amounts for each year include scheduled principal amortization payments.
(c)Subsequent to June 30, 2020, the Company completed an offering of $100,000 aggregate principal amount of its Notes Due 2025, issued at 99.010% of par value plus accrued and unpaid interest from March 15, 2020 through July 20, 2020. This $100,000 offering constitutes a further issuance of, and forms a single series with, the Company’s previously issued Notes Due 2025, of which $250,000 was outstanding as of June 30, 2020, and will mature on March 15, 2025, unless earlier redeemed. The total aggregate principal amount of Notes Due 2025 currently outstanding is $350,000, which enables the Notes Due 2025 to be eligible for index inclusion. The proceeds were used to repay borrowings on the Company’s unsecured revolving line of credit and for general corporate purposes.
(d)Reflects $250,000 of LIBOR-based variable rate debt that has been swapped to a fixed rate of 2.00% plus a credit spread based on a leverage grid ranging from 1.20% to 1.70% through January 5, 2021. The applicable credit spread was 1.35% as of June 30, 2020.
(e)Represents interest rate as of June 30, 2020.
(f)Reflects $200,000 of LIBOR-based variable rate debt that has been swapped to a fixed rate of 2.85% plus a credit spread based on a leverage grid ranging from 1.20% to 1.85% through November 22, 2023. The applicable credit spread was 1.35% as of June 30, 2020.
(g)Reflects $120,000 of LIBOR-based variable rate debt that has been swapped to a fixed rate of 1.68% plus a credit spread based on a leverage grid ranging from 1.20% to 1.70% through July 17, 2024. The applicable credit spread was 1.25% as of June 30, 2020.
(h)Reflects $150,000 of LIBOR-based variable rate debt that has been swapped to a fixed rate of 1.77% plus a credit spread based on a leverage grid ranging from 1.50% to 2.20% through July 17, 2026. The applicable credit spread was 1.65% as of June 30, 2020.

2nd Quarter 2020 Supplemental Information	8

Retail Properties of America, Inc.
Development Projects as of June 30, 2020
(dollar amounts in thousands)

Property Name and Metropolitan Statistical Area (MSA)	Estimated Project Commercial GLA	Estimated Project Multi-Family Rental Units (MFR)	JV / Air Rights	Estimated Net RPAI Project Investment (a)	Net RPAI Project Investment Inception to Date		Estimated Incremental Return on Investment (b)	Anticipated Commencement	Targeted Stabilization (c)	Property Included in Same Store Portfolio (d)	Project Description

Active Projects
Circle East (e) (Baltimore MSA)	82,000	370	MFR: Air rights sale	$42,000–$44,000	$23,438	(f)	7.0%–8.0%	Active	Q3–Q4 2022	No (e)	Mixed-use redevelopment that will include dual-sided street level retail with approx. 370 third party-owned MFR above. Project is 11% pre-leased

One Loudoun Downtown – Pads G & H (Washington, D.C. MSA)	67,000–70,000	378	MFR: 90%/10% JV	$125,000–$135,000 (g)	$35,612	(g)	6.0%–7.0%	Active	Q2–Q3 2022	No (h)	Vacant pad development; Groundbreaking held June 13, 2019. See site plan on page 12

The Shoppes at Quarterfield (Baltimore MSA)	58,000	—	n/a	$9,000–$10,000	$1,155		11.5%–12.5%	Active	Q1–Q2 2021	No	Reconfiguration of site and building, which represents 94% of the property’s GLA. Project is 100% pre-leased

Southlake Town Square–Pad (Dallas MSA)	4,000	—	n/a	$2,000–$2,500	$432		14.5%–15.5%	Active	Q1–Q2 2021	Yes	Vacant pad development. Project is 100% pre-leased

(a)Net project investment represents the Company’s estimated share of the project costs, net of proceeds from land sales, sales of air rights, reimbursement from third parties and excludes contributions from project partners, as applicable.
(b)Estimated Incremental Return on Investment (ROI) generally reflects only the unleveraged incremental NOI generated by the project upon stabilization and is calculated as incremental NOI divided by net project investment. Incremental NOI is the difference between NOI expected to be generated by the stabilized project and the NOI generated prior to the commencement of active redevelopment, development or expansion of the space. ROI does not include peripheral impacts, such as the impact on future lease rollover at the property or the impact on the long-term value of the property.
(c)Targeted stabilization represents the projected date of the redevelopment reaching 90% occupancy, but generally no later than one year from the completion of major construction activity.
(d)The Company’s same store portfolio consists of retail operating properties acquired or placed in service and stabilized prior to January 1, 2019. A property is removed from the Company’s same store portfolio if the project is considered to significantly impact the existing property’s NOI and activities have begun in anticipation of the project. Expansions and pad developments are generally not considered to significantly impact the existing property’s NOI, and therefore, the existing properties have not been removed from the Company’s same store portfolio if they otherwise met the criteria to be included in the Company’s same store portfolio as of June 30, 2020.
(e)Circle East is the Company’s rebranded redevelopment at Towson Circle (which has been excluded from the Company’s same store portfolio due to the ongoing redevelopment).
(f)Net project investment inception to date is net of proceeds of $11,820 received in the first quarter of 2018 from the sale of air rights to a third party to develop the MFR.
(g)Project investment includes an allocation of infrastructure costs.
(h)The property is comprised of the redevelopment project (which has been excluded from the Company’s same store portfolio due to the ongoing redevelopment) and the remaining retail operating portion of the property (which is included in the Company’s same store portfolio as of June 30, 2020).
The Company cannot guarantee that (i) ROI will be generated at the percentage listed or at all, (ii) total actual net investment associated with these projects will be equal to the total estimated net project investment, (iii) project commencement or stabilization will occur when anticipated or (iv) that the Company will ultimately complete any or all of these projects. The ROI and total estimated net project investment reflect the Company’s best estimate based upon current information, may change over time and are subject to certain conditions which are beyond the Company’s control, including, without limitation, general economic conditions, market conditions and other business factors.

2nd Quarter 2020 Supplemental Information	9

Retail Properties of America, Inc.
Development Projects as of June 30, 2020 (continued)
(dollar amounts in thousands)

The Company has identified the following potential development, redevelopment, expansion and pad development opportunities to develop or redevelop significant portions of the property, add stand-alone buildings, convert previously under-utilized space or develop additional commercial GLA at existing properties. Executing on these opportunities may be subject to certain conditions that are beyond the Company’s control, including, without limitation, government approvals, tenant consents as well as general economic, market and other conditions and, therefore, the Company can provide no assurances that any of the development, redevelopment, expansion and pad development opportunities (i) will be executed on, (ii) will commence when anticipated or (iii) will ultimately be realized.

Property Name	MSA	Included in Same store portfolio (a)	Entitled Commercial GLA (b)	Entitled MFR (b)	Developable Acreage

Future Projects – Entitled (b)
One Loudoun Uptown – land held for future development	Washington, D.C.	No	2,800,000		32
Carillon (c)	Washington, D.C.	No	1,200,000	3,000	50
One Loudoun Downtown – Pad T	Washington, D.C.	Yes	40,000
One Loudoun Downtown – future phases (d)	Washington, D.C.	Yes	62,000 – 95,000
Main Street Promenade	Chicago	Yes	62,000	47
Downtown Crown	Washington, D.C.	Yes	42,000
Reisterstown Road Plaza	Baltimore	Yes	8,000 – 12,000
Gateway Plaza	Dallas	Yes	8,000
Edwards Multiplex – Ontario, CA	Riverside-San Bernardino	Yes	3,000

Property Name	MSA	Included in Same store portfolio (a)	Estimated Project Commercial GLA	Estimated Project MFR

Development, Redevelopment, Expansion and Pad Development Opportunities
Southlake Town Square	Dallas	Yes	271,000
Merrifield Town Center II (e)	Washington, D.C.	Yes	80,000 – 100,000	350 – 400
Tysons Corner (e)	Washington, D.C.	Yes	50,000 – 75,000	350 – 450
Plaza del Lago – future phase	Chicago	Yes	20,600
Lakewood Towne Center	Seattle	Yes	10,500
Humblewood Shopping Center	Houston	Yes	5,000
Watauga Pavilion	Dallas	Yes	5,000

(a)See footnote (d) on page 9 regarding the Company’s same store portfolio.
(b)Project may require additional discretionary design or other approvals in certain jurisdictions.
(c)During the three months ended March 31, 2020, in response to current macroeconomic conditions due to the impact of the COVID-19 pandemic, the Company halted plans for vertical construction at Carillon and terminated the joint venture related to the multi-family rental portion of phase one of the redevelopment. In addition, during the three months ended June 30, 2020, the Company terminated the joint venture related to the medical office building portion of phase one of the redevelopment. As of June 30, 2020, the Company is actively completing site work preparation at the property in anticipation of potential future development at the site. The Company expects to finalize the site work preparation during 2020 for an expected additional capital investment of approximately $1,400.
(d)One Loudoun Downtown – future phases include three vacant parcels that have been identified as future pad development opportunities of up to 95,000 square feet of commercial GLA.
(e)Project may require demolition of a portion of the property’s existing GLA.

2nd Quarter 2020 Supplemental Information	10

Retail Properties of America, Inc.
Development Projects as of June 30, 2020 (continued)
(dollar amounts in thousands)

Property Name and MSA	Project Commercial GLA	Project MFR	Estimated Net RPAI Project Investment (a)	Net RPAI Project Investment Inception to Date	Estimated Incremental Return on Investment (a)	Stabilization (a)	Property Included in Same Store Portfolio (a)	Project Description

Completed Redevelopment Projects
Reisterstown Road Plaza (Baltimore MSA)	40,500	—	$10,500	$9,938	10.5%–11.0%	Q4 2018	Yes	Reconfigured existing space and facade renovation; redevelopment GLA is 100% leased and 100% occupied
Plaza del Lago – MFR (Chicago MSA)	—	18	$1,350–$1,400	$1,395	8.5%–9.0%	Q2 2020	No (b)	Reconfiguration of 18 MFR, which are 94% leased; major construction was completed in Q2 2019

Property Name and MSA	Project Commercial GLA	Net RPAI Investment (a)	Incremental Return on Investment (a)	Completion	Property Included in Same Store Portfolio (a)	Project Description

Completed Expansions and Pad Developments
Lake Worth Towne Crossing – Parcel (Dallas MSA)	15,030	$2,872	11.3%	Q4 2015	Yes	15,030 sq. ft. multi-tenant retail
Parkway Towne Crossing (Dallas MSA)	21,000	$3,468	9.9%	Q3 2016	Yes	21,000 sq. ft. multi-tenant retail
Heritage Square (Seattle MSA)	4,200	$1,507	11.2%	Q3 2016	Yes	4,200 sq. ft. redevelopment of outparcel for new tenant, Corner Bakery
Pavilion at King’s Grant (Charlotte MSA)	32,500	$2,470	14.7%	Q2 2017	Yes	32,500 sq. ft. multi-tenant retail
Shops at Park Place (Dallas MSA)	25,040	$3,956	9.1%	Q2 2017	Yes	25,040 sq. ft. pad development
Lakewood Towne Center (Seattle MSA)	4,500	$1,900	7.3%	Q3 2017	Yes	4,500 sq. ft. pad development

(a)See footnote (a), (b), (c) and (d) on page 9 regarding the net RPAI project investment, incremental return on investment, stabilization and same store portfolio, respectively.
(b)The property is comprised of the multi-family rental units, which were placed in service during the three months ended September 30, 2019 and are excluded from the Company’s same store portfolio, and the remaining retail operating portion of the property, which is included in the Company’s same store portfolio as of June 30, 2020.

2nd Quarter 2020 Supplemental Information	11

Retail Properties of America, Inc.
Development Projects as of June 30, 2020 (continued)
One Loudoun Downtown Site Plan

ONE LOUDOUN DOWNTOWN

LEGEND

PAD G and H
67,000–70,000 SQ. FT.
378 MFR

PAD T
40,000 SQ. FT.

FUTURE PHASES
62,000–95,000 SQ. FT.

EXISTING GLA
RETAIL 329,000 SQ. FT.
OFFICE 140,000 SQ. FT.

NORTH PARK DRIVE
Townhomes
(not owned by RPAI)
30 Residential Units
(not owned by RPAI)
FUTURE PHASE
PARKING GARAGE
780 Spaces
Pad G
EXCHANGE STREET
THORNDIKE STREET
RUSSELL BRANCH PKWY
FUTURE PHASE
Pad H
PARKING GARAGE
438 Spaces
Pad T
FUTURE PHASE

2nd Quarter 2020 Supplemental Information	12

Retail Properties of America, Inc.
Acquisitions and Dispositions for the Six Months Ended June 30, 2020
(amounts in thousands, except square footage amounts)

Acquisitions

Property Name	Acquisition Date	MSA	Property Type	GLA	Purchase Price

Fullerton Metrocenter	February 6, 2020	Los Angeles	Fee interest (a)	154,700	$55,000

		Total 2020 acquisitions (through June 30, 2020)		154,700	$55,000

(a)The Company acquired the fee interest in an existing multi-tenant retail operating property. In connection with this acquisition, the Company also assumed the lessor position in a ground lease with a shadow anchor. The total number of properties in the Company's portfolio was not affected by this transaction.

Property Dispositions

Property Name	Disposition Date	Property Type	GLA	Consideration	Debt Repaid	Prepayment Premium

King Philip’s Crossing	February 13, 2020	Multi-tenant retail	105,900	$13,900	$—	$—

Total 2020 property dispositions (through June 30, 2020)			105,900	$13,900	$—	$—

There have been no acquisitions or dispositions subsequent to June 30, 2020.

2nd Quarter 2020 Supplemental Information	13

Retail Properties of America, Inc.
Retail Market Summary as of June 30, 2020

Property Type/Market	Number of Properties	ABR (a) (in thousands)	% of Total Multi-Tenant Retail ABR (a)	ABR per Occupied Sq. Ft.	GLA (a) (in thousands)	% of Total Multi-Tenant Retail GLA (a)	Occupancy	% Leased Including Signed

Multi-Tenant Retail:
Top 25 MSAs
Dallas	19	$83,226	23.3%	$22.93	3,943	20.0%	92.1%	92.4%
Washington, D.C.	8	38,121	10.7%	28.75	1,388	7.0%	95.5%	95.8%
New York	9	36,421	10.2%	29.59	1,294	6.6%	95.1%	97.7%
Chicago	8	29,076	8.1%	24.02	1,358	6.9%	89.1%	89.4%
Seattle	9	24,143	6.7%	16.73	1,548	7.9%	93.2%	96.2%
Baltimore	4	21,995	6.1%	16.06	1,543	7.8%	88.8%	94.1%
Atlanta	9	21,018	5.9%	14.06	1,513	7.7%	98.8%	98.8%
Houston	9	16,477	4.6%	15.04	1,141	5.8%	96.1%	96.3%
San Antonio	3	12,786	3.6%	18.00	721	3.7%	98.4%	98.4%
Phoenix	3	11,025	3.1%	17.93	632	3.2%	97.4%	97.5%
Los Angeles	1	6,858	1.9%	18.17	396	2.0%	95.3%	97.7%
Riverside	1	4,586	1.3%	15.99	292	1.5%	98.1%	98.1%
St. Louis	1	3,901	1.1%	9.50	453	2.3%	90.6%	90.6%
Charlotte	1	3,691	1.0%	14.06	320	1.6%	82.1%	96.2%
Tampa	1	2,401	0.7%	19.69	126	0.6%	97.0%	97.0%
Subtotal	86	315,725	88.3%	20.26	16,668	84.6%	93.5%	94.9%

Non-Top 25 MSAs by State
Texas	7	13,872	3.9%	14.82	1,002	5.1%	93.4%	94.2%
Michigan	1	7,183	2.0%	24.45	332	1.7%	88.3%	88.3%
Massachusetts	1	5,261	1.5%	9.93	536	2.7%	98.8%	98.8%
Washington	1	4,742	1.3%	12.76	378	1.9%	98.4%	98.4%
Virginia	1	4,542	1.2%	17.54	308	1.6%	84.2%	84.2%
Tennessee	2	4,204	1.2%	11.76	364	1.8%	98.1%	98.1%
Maryland	1	2,079	0.6%	20.93	113	0.6%	87.9%	87.9%
Subtotal	14	41,883	11.7%	14.71	3,033	15.4%	93.8%	94.1%

Total Multi-Tenant Retail	100	357,608	100.0%	19.40	19,701	100.0%	93.6%	94.8%

Single-User Retail	2	5,864		22.49	261		100.0%	100.0%

Total Retail Operating Portfolio (b)	102	$363,472		$19.45	19,962		93.6%	94.9%

(a)Excludes $2,027 of multi-tenant retail ABR and 167 square feet of multi-tenant retail GLA attributable to Circle East and The Shoppes at Quarterfield, located in the Baltimore MSA, and Carillon, located in the Washington, D.C. MSA, all three of which are in redevelopment. Including these amounts, 88.4% of the Company’s multi-tenant retail ABR and 84.7% of the Company’s multi-tenant retail GLA is located in the top 25 MSAs.
(b)Excludes the 18 multi-family rental units at Plaza del Lago, which were placed in service during 2019. As of June 30, 2020, 17 multi-family rental units were leased at an average monthly rental rate per unit of $1,337.

2nd Quarter 2020 Supplemental Information	14

Retail Properties of America, Inc.
Retail Operating Portfolio Occupancy Breakdown as of June 30, 2020
(square footage in thousands)

Total Retail Operating Portfolio

	Top 25 MSAs		Non-Top 25 MSAs		Total Multi-Tenant Retail		Single-User Retail		Total Retail
Number of Properties	86		14		100		2		102
	GLA	Occupancy	GLA	Occupancy	GLA	Occupancy	GLA	Occupancy	GLA	Occupancy	% Leased Including Signed

25,000+ sq ft	7,688	96.5%	1,424	100.0%	9,112	97.0%	261	100.0%	9,373	97.1%	99.0%
10,000-24,999 sq ft	3,334	95.5%	568	90.3%	3,902	94.8%	—	—%	3,902	94.8%	95.4%
Anchor	11,022	96.2%	1,992	97.2%	13,014	96.4%	261	100.0%	13,275	96.4%	97.9%

5,000-9,999 sq ft	2,239	89.3%	387	90.6%	2,626	89.5%	—	—	2,626	89.5%	90.4%
0-4,999 sq ft	3,407	87.5%	654	85.4%	4,061	87.1%	—	—	4,061	87.1%	87.8%
Non-Anchor	5,646	88.2%	1,041	87.3%	6,687	88.1%	—	—	6,687	88.1%	88.8%

Total	16,668	93.5%	3,033	93.8%	19,701	93.6%	261	100.0%	19,962	93.6%	94.9%

2nd Quarter 2020 Supplemental Information	15

Retail Properties of America, Inc.
Top Retail Tenants as of June 30, 2020
(dollar amounts and square footage in thousands)

The following table sets forth information regarding the 20 largest tenants in the Company’s retail operating portfolio based on ABR as of June 30, 2020. Dollars (other than per square foot information) and square feet of GLA are presented in thousands.

Tenant	Primary DBA/Number of Stores	Number of Stores	ABR	% of Total ABR	ABR per Occupied Sq. Ft.	Occupied GLA	% of Occupied GLA

Best Buy Co., Inc.	Best Buy (11), Pacific Sales (1)	12	$8,587	2.4%	$17.49	491	2.6%

The TJX Companies, Inc.	T.J. Maxx (11), Marshalls (7), HomeGoods (6), Homesense (1)	25	8,008	2.2%	10.88	736	3.9%

AB Acquisition LLC	Safeway (4), Jewel-Osco (3), Tom Thumb (2)	9	6,674	1.8%	13.73	486	2.6%

Bed Bath & Beyond Inc.	Bed Bath & Beyond (12), Cost Plus World Market (3), buybuy BABY (2)	17	6,247	1.7%	13.82	452	2.4%

Ross Stores, Inc.	Ross Dress for Less	18	6,172	1.7%	11.69	528	2.8%

PetSmart, Inc.		17	5,764	1.6%	16.66	346	1.9%

Gap Inc.	Old Navy (13), The Gap (4), Banana Republic (3), Janie & Jack (1), Athleta (1), Gap Factory Store (1)	23	5,514	1.5%	20.73	266	1.4%

Ahold U.S.A. Inc.	Stop & Shop (3), Giant Eagle (1)	4	5,468	1.5%	22.60	242	1.3%

BJ’s Wholesale Club, Inc.		2	4,939	1.4%	20.16	245	1.3%

Michaels Stores, Inc.	Michaels	16	4,703	1.3%	12.71	370	2.0%

Lowe’s Companies, Inc.		4	3,944	1.1%	6.47	610	3.3%

Regal Entertainment Group	Edwards Cinema	1	3,882	1.1%	31.06	125	0.7%

The Kroger Co.	Kroger (5), Harris Teeter (1), QFC (1)	7	3,639	1.0%	10.43	349	1.9%

The Home Depot, Inc.		3	3,404	0.9%	9.38	363	2.0%

Office Depot, Inc.	Office Depot (8), OfficeMax (2)	10	3,397	0.9%	14.71	231	1.2%

Ascena Retail Group, Inc.	Lane Bryant (9), Catherine’s (5), Justice (5), LOFT (5), Ann Taylor (4)	28	3,335	0.9%	24.70	135	0.7%

Party City Holdings Inc.		15	3,328	0.9%	14.60	228	1.2%

Petco Animal Supplies, Inc.		13	3,223	0.9%	18.11	178	1.0%

Ulta Beauty, Inc.		14	3,174	0.9%	21.30	149	0.8%

Barnes & Noble, Inc.		7	3,066	0.8%	17.83	172	0.9%
Total Top Retail Tenants		245	$96,468	26.5%	$14.39	6,702	35.9%

2nd Quarter 2020 Supplemental Information	16

Retail Properties of America, Inc.
Retail Leasing Activity Summary
(square footage amounts in thousands)

The following table summarizes the leasing activity in the Company’s retail operating portfolio as of June 30, 2020 and for the preceding four quarters. Leases of less than 12 months have been excluded.

Total Leases
	Number of Leases Signed	GLA Signed	New Contractual Rent per Square Foot (PSF) (a)	Prior Contractual Rent PSF (a)	% Change over Prior ABR (a)	WA Lease Term	Tenant Allowances PSF
Q2 2020	66	323	$23.03	$22.88	0.7%	7.5	$8.89
Q1 2020 (b)	82	285	$22.39	$21.35	4.9%	6.2	$18.51
Q4 2019 (b)	132	773	$20.28	$18.97	6.9%	6.8	$20.01
Q3 2019	129	1,108	$19.05	$17.20	10.8%	6.1	$15.31
Total – 12 months (b)	409	2,489	$20.32	$18.95	7.2%	6.6	$16.20

Comparable Renewal Leases
	Number of Leases Signed	GLA Signed	New Contractual Rent PSF	Prior Contractual Rent PSF	% Change over Prior ABR	WA Lease Term	Tenant Allowances PSF
Q2 2020	45	194	$24.22	$22.93	5.6%	4.9	$0.70
Q1 2020 (b)	62	195	$22.29	$21.25	4.9%	4.8	$8.73
Q4 2019	80	388	$20.53	$19.70	4.2%	4.3	$1.89
Q3 2019	84	749	$18.34	$17.42	5.3%	4.6	$0.87
Total – 12 months (b)	271	1,526	$20.15	$19.19	5.0%	4.6	$2.05

Comparable New Leases
	Number of Leases Signed	GLA Signed	New Contractual Rent PSF	Prior Contractual Rent PSF	% Change over Prior ABR	WA Lease Term	Tenant Allowances PSF
Q2 2020	8	52	$18.64	$22.71	(17.9)%	9.6	$33.23
Q1 2020 (b)	5	33	$23.01	$21.95	4.8%	9.4	$41.30
Q4 2019 (b)	17	168	$19.71	$17.27	14.1%	10.6	$50.34
Q3 2019	16	125	$23.27	$15.90	46.4%	10.4	$75.11
Total – 12 months (b)	46	378	$21.03	$17.98	17.0%	10.3	$56.87

Non-Comparable New and Renewal Leases (c)
	Number of Leases Signed	GLA Signed	New Contractual Rent PSF	Prior Contractual Rent PSF	% Change over Prior ABR	WA Lease Term	Tenant Allowances PSF
Q2 2020	13	77	$32.45	n/a	n/a	11.7	$13.01
Q1 2020 (b)	15	57	$26.62	n/a	n/a	8.7	$47.57
Q4 2019 (b)	35	217	$14.96	n/a	n/a	9.1	$34.51
Q3 2019	29	234	$15.68	n/a	n/a	8.1	$29.54
Total – 12 months (b)	92	585	$18.69	n/a	n/a	9.3	$30.75

(a)Excludes the impact of Non-Comparable New and Renewal Leases.
(b)All columns include leasing activity and related information pertaining to the Company’s active and near-term expansion and redevelopment projects except the “Tenant Allowances PSF” column, which excludes tenant allowances and related square foot amounts related to leasing activity at these projects. Such tenant allowances, if any, are included in the estimated net RPAI project investment amounts shown on page 9.
(c)Includes (i) leases signed on units that were vacant for over 12 months, (ii) leases signed without fixed rental payments and (iii) leases signed where the previous and current lease do not have a consistent lease structure.

2nd Quarter 2020 Supplemental Information	17

Retail Properties of America, Inc.
Retail Lease Expirations as of June 30, 2020
(dollar amounts and square footage in thousands)

The following tables set forth a summary, as of June 30, 2020, of lease expirations scheduled to occur during the remainder of 2020 and each of the nine calendar years from 2021 to 2029 and thereafter, assuming no exercise of renewal options or early termination rights for all leases in the Company’s retail operating portfolio. The following tables are based on leases commenced as of June 30, 2020. Dollars (other than per square foot information) and square feet of GLA are presented in thousands in the table.

Lease Expiration Year	Lease Count	ABR	% of Total ABR	ABR per Occupied Sq. Ft.	ABR at Exp. (a)	ABR per Occupied Sq. Ft. at Exp.	GLA	% of Occupied GLA	% of Total GLA
2020	133	$10,512	2.9%	$23.36	$10,513	$23.36	450	2.4%	2.3%
2021	309	44,211	12.2%	20.15	44,431	20.25	2,194	11.7%	11.0%
2022	366	52,841	14.5%	17.11	53,699	17.38	3,089	16.6%	15.5%
2023	363	50,903	14.0%	19.69	52,087	20.15	2,585	13.8%	13.0%
2024	419	61,169	16.9%	20.40	63,343	21.13	2,998	16.1%	15.0%
2025	233	38,037	10.5%	18.13	40,747	19.42	2,098	11.2%	10.5%
2026	106	21,668	6.0%	18.70	24,332	20.99	1,159	6.2%	5.8%
2027	80	13,053	3.5%	15.96	14,575	17.82	818	4.3%	4.0%
2028	83	18,476	5.1%	23.24	20,961	26.37	795	4.2%	3.9%
2029	97	21,624	5.9%	21.20	24,258	23.78	1,020	5.5%	5.1%
Thereafter	114	29,832	8.2%	20.79	36,316	25.31	1,435	7.7%	7.2%
Month-to-month	25	1,146	0.3%	22.47	1,146	22.47	51	0.3%	0.3%
Leased Total	2,328	$363,472	100.0%	$19.45	$386,408	$20.67	18,692	100.0%	93.6%

Leases signed but not commenced	19	$5,249	—	$21.08	$5,864	$23.55	249	—	1.3%
Available							1,021	—	5.1%

The following tables break down the above information into anchor (10,000 sf and above) and non-anchor (under 10,000 sf) details for the Company’s retail operating portfolio. Dollars (other than per square foot information) and square feet of GLA are presented in thousands in the tables.

Anchor
Lease Expiration Year	Lease Count	ABR	% of Total ABR	ABR per Occupied Sq. Ft.	ABR at Exp. (a)	ABR per Occupied Sq. Ft. at Exp.	GLA	% of Occupied GLA	% of Total GLA
2020	8	$1,743	0.5%	$12.82	$1,743	$12.82	136	0.7%	0.7%
2021	48	22,893	6.3%	15.93	22,995	16.00	1,437	7.7%	7.2%
2022	64	27,771	7.6%	12.44	28,016	12.55	2,233	12.0%	11.2%
2023	59	22,788	6.3%	13.82	22,891	13.88	1,649	8.8%	8.3%
2024	66	27,138	7.5%	13.99	27,312	14.08	1,940	10.4%	9.7%
2025	46	19,337	5.3%	13.36	20,176	13.94	1,447	7.7%	7.3%
2026	33	12,615	3.5%	14.53	13,686	15.77	868	4.7%	4.3%
2027	15	6,037	1.6%	10.30	6,557	11.19	586	3.1%	2.9%
2028	19	10,410	2.9%	18.42	11,319	20.03	565	3.0%	2.8%
2029	28	14,947	4.1%	18.18	16,046	19.52	822	4.4%	4.1%
Thereafter	36	20,411	5.6%	18.24	24,935	22.28	1,119	6.0%	5.6%
Month-to-month	—	—	—%	—	—	—	—	—%	—%
Leased Total	422	$186,090	51.2%	$14.54	$195,676	$15.28	12,802	68.5%	64.1%

Leases signed but not commenced	5	$3,787	—	$19.03	$4,173	$20.97	199	—	1.0%
Available							274	—	1.4%

Non-Anchor
Lease Expiration Year	Lease Count	ABR	% of Total ABR	ABR per Occupied Sq. Ft.	ABR at Exp. (a)	ABR per Occupied Sq. Ft. at Exp.	GLA	% of Occupied GLA	% of Total GLA
2020	125	$8,769	2.4%	$27.93	$8,770	$27.93	314	1.7%	1.6%
2021	261	21,318	5.9%	28.16	21,436	28.32	757	4.0%	3.8%
2022	302	25,070	6.9%	29.29	25,683	30.00	856	4.6%	4.3%
2023	304	28,115	7.7%	30.04	29,196	31.19	936	5.0%	4.7%
2024	353	34,031	9.4%	32.17	36,031	34.06	1,058	5.7%	5.3%
2025	187	18,700	5.2%	28.73	20,571	31.60	651	3.5%	3.2%
2026	73	9,053	2.5%	31.11	10,646	36.58	291	1.5%	1.5%
2027	65	7,016	1.9%	30.24	8,018	34.56	232	1.2%	1.1%
2028	64	8,066	2.2%	35.07	9,642	41.92	230	1.2%	1.1%
2029	69	6,677	1.8%	33.72	8,212	41.47	198	1.1%	1.0%
Thereafter	78	9,421	2.6%	29.81	11,381	36.02	316	1.7%	1.6%
Month-to-month	25	1,146	0.3%	22.47	1,146	22.47	51	0.3%	0.3%
Leased Total	1,906	$177,382	48.8%	$30.12	$190,732	$32.38	5,890	31.5%	29.5%

Leases signed but not commenced	14	$1,462	—	$29.24	$1,691	$33.82	50	—	0.3%
Available							747	—	3.7%

(a)Represents annualized base rent at the scheduled expiration of the lease giving effect to fixed contractual increases in base rent.

2nd Quarter 2020 Supplemental Information	18

Retail Properties of America, Inc.
COVID-19 Disclosure – Tenant Resiliency and Rent Collections as of July 27, 2020
(dollar amounts in thousands)

The following information is based on ABR of leases in our retail operating portfolio that were in effect as of June 30, 2020 and is being provided to assist with analysis of the potential impact of COVID-19. The information may not be indicative of collection and lease concession activity in future periods. The classification of tenant type, including the classification between essential and non-essential, is based on management’s understanding of the tenant operations and may not be comparative to similarly titled classifications by other companies. Dollars are presented in thousands.

		% of Total ABR	% of Rent Collected
Resiliency Category/Tenant Type	ABR		April 2020	May 2020	June 2020	Q2 2020	July 2020

Essential
Grocery/Warehouse Clubs	$30,333	8.3%	99.9%	99.9%	99.9%	99.9%	99.9%
Financial Services/Banks	13,343	3.7%	100.0%	99.9%	98.5%	99.5%	98.5%
Medical	12,318	3.4%	86.8%	88.8%	86.0%	87.2%	84.8%
Hardware	10,136	2.8%	96.4%	95.9%	79.5%	90.6%	91.0%
Auto and Other Essentials	9,977	2.7%	97.5%	94.9%	95.8%	96.1%	94.7%
Electronics	9,957	2.7%	96.0%	98.8%	99.2%	98.0%	99.3%
Pet/Animal Supplies	9,734	2.7%	98.7%	98.4%	99.7%	98.9%	66.9%
Office Supplies	6,396	1.8%	100.0%	100.0%	100.0%	100.0%	100.0%
Wireless Communications	6,339	1.7%	92.6%	91.5%	91.0%	91.7%	91.5%
Drug Stores	3,190	0.9%	99.0%	99.5%	99.2%	99.2%	98.3%
Total Essential	111,723	30.7%	97.1%	97.2%	95.4%	96.5%	93.4%

Non-Essential
Apparel	36,063	9.9%	27.7%	28.1%	40.0%	31.9%	54.8%
Housewares	28,169	7.7%	59.8%	58.5%	67.9%	62.1%	77.9%
Soft Goods/Discount Stores	25,650	7.1%	81.8%	56.4%	38.3%	58.8%	36.3%
Services	22,101	6.1%	58.1%	58.9%	63.3%	60.1%	63.0%
Sporting Goods/Hobby	14,057	3.9%	66.0%	67.1%	64.7%	65.9%	85.1%
Specialty	10,408	2.9%	73.9%	74.6%	76.8%	75.1%	84.8%
Movie Theaters	10,294	2.8%	9.0%	9.0%	9.0%	9.0%	9.0%
Health Clubs	9,262	2.5%	30.5%	24.8%	28.0%	27.7%	41.6%
Other	7,759	2.1%	44.6%	40.1%	44.7%	43.1%	54.5%
Book Stores	3,945	1.1%	53.3%	56.4%	61.1%	56.8%	81.1%
Amusement/Play Centers	2,116	0.6%	18.8%	13.1%	0.0%	10.6%	5.9%
Total Non-Essential	169,824	46.7%	51.4%	47.1%	49.4%	49.3%	57.4%

Restaurants
Restaurants – Full Service	31,471	8.7%	53.6%	55.3%	55.6%	54.9%	59.2%
Restaurants – Quick Service	26,862	7.4%	65.0%	68.4%	70.7%	68.1%	69.7%
Total Restaurants	58,333	16.1%	59.0%	61.3%	62.7%	61.0%	64.2%

Office	23,592	6.5%	89.8%	91.9%	91.0%	90.9%	84.2%

Total Retail Operating Portfolio	$363,472	100.0%	69.2%	67.7%	68.3%	68.4%	71.4%

Billed Base Rent Addressed as of July 27, 2020	Q2 2020	July 2020

Billed base rent collected	68.4%	71.4%
Security deposits applied	2.5%	0.0%
Signed lease amendments (a)	4.4%	5.0%
In-process lease amendments (b)	10.6%	8.1%
Total billed base rent addressed	85.9%	84.5%

		% of Total ABR	% of Rent Collected
	ABR		April 2020	May 2020	June 2020	Q2 2020	July 2020

Anchor (10,000+ sq ft)	$186,091	51.2%	75.7%	70.6%	68.3%	71.5%	71.2%
Mid-Tier (5,000-9,999 sq ft)	63,146	17.4%	52.5%	54.6%	60.9%	56.1%	66.9%
Small Shop (0-4,999 sq ft)
National/Regional	64,203	17.7%	66.3%	68.1%	70.0%	68.1%	74.7%
Local	50,032	13.7%	69.1%	72.8%	75.6%	72.5%	73.8%
Total Retail Operating Portfolio	$363,472	100.0%	69.2%	67.7%	68.3%	68.4%	71.4%

(a)As of July 27, 2020, the majority of signed lease amendments involve rent deferrals, as opposed to rent abatements.
(b)As of July 27, 2020, the in-process lease amendments are agreed in principle with tenants and the majority involve rent deferrals, as opposed to rent abatements. The Company can make no assurances that the in-process lease amendments will ultimately be executed in the lease concession type being actively negotiated, or at all.

2nd Quarter 2020 Supplemental Information	19

Retail Properties of America, Inc.
COVID-19 Disclosure – Supplemental Base Rent Reconciliations
(amounts in thousands)
(unaudited)

Reconciliation of Base Rent – Total Portfolio

	Three Months Ended	% of Billed Base Rent
	June 30, 2020

Billed base rent	$90,698
Adjustments to billed base rent as of June 30, 2020 (a)	(5,794)	6.4%
Base rent	84,904
Billed base rent collected through July 27, 2020 (b)	(63,589)	70.1%
Uncollected base rent as of July 27, 2020	21,315
Base rent deferred – signed and agreed in principle through July 27, 2020 (c)	(7,115)	7.8%
Q2 2020 uncollected base rent, net of deferrals as of July 27, 2020	$14,200	15.7%

Bad debt, net (d)	$(12,419)

Reconciliation of Base Rent – Same Store Portfolio

	Three Months Ended	% of Billed Base Rent
	June 30, 2020

Billed base rent – same store	$89,286
Adjustments to billed base rent as of June 30, 2020 – same store (a)	(5,677)	6.4%
Base rent – same store	83,609
Billed base rent collected through July 27, 2020 – same store (b)	(62,601)	70.1%
Uncollected base rent as of July 27, 2020 – same store	21,008
Base rent deferred – signed and agreed in principle through July 27, 2020 – same store (c)	(7,108)	8.0%
Q2 2020 uncollected base rent, net of deferrals as of July 27, 2020 – same store	$13,900	15.6%

Bad debt, net – same store (d)	$(12,373)

(a)Amount primarily includes (i) adjustments to billed base rent due to tenants being accounted for on the cash basis of accounting, and (ii) $(51) of lease concession agreements signed as of June 30, 2020 that include abated rent and a combination of deferred rent and abated rent. Refer to page 22 for the Company’s accounting treatment for lease concessions related to the impact from COVID-19.
(b)Amount includes (i) cash collected through July 27, 2020 that was applied to the second quarter billed base rent amounts, and (ii) the application of pre-existing tenant security deposits in the amount of $2,308 for the total portfolio and $2,268 for the same store portfolio, but excludes $343 for both the total portfolio and the same store portfolio of cash collected and security deposits applied during the period July 1, 2020 through July 27, 2020 for cash-basis tenants to avoid duplication of adjustments described in (a).
(c)Amount includes lease concession agreements signed and agreed in principle as of July 27, 2020, representing deferrals for which the Company elected to recognize revenue during the deferral period. These amounts exclude $840, for both the total portfolio and the same store portfolio, of lease concessions representing deferrals for cash-basis tenants to avoid duplication of adjustments described in (a). The Company can make no assurances that the in-process lease deferral agreements will ultimately be executed in the manner of concession intended, or at all. Refer to page 22 for the Company’s accounting treatment for lease concessions related to the impact from COVID-19.
(d)Bad debt, net primarily relates to uncollected amounts pertaining primarily to base rent, but also to tenant recoveries and other lease-related income, billed during the three months ended June 30, 2020. This amount primarily consists of (i) base rent associated with lease concession agreements not yet signed as of June 30, 2020 that are not expected to meet deferral accounting treatment of $4,474 as of June 30, 2020 for both the total portfolio and the same store portfolio, (ii) specific allowances for uncollectible receivables related to accrual-basis tenants, and (iii) a general reserve.

2nd Quarter 2020 Supplemental Information	20

Retail Properties of America, Inc.
Non-GAAP Financial Measures and Other Definitions

Gross Leasable Area (GLA)
Gross Leasable Area (GLA) is defined as the aggregate number of square feet available for lease. GLA excludes square footage attributable to third-party managed storage units and multi-family rental units, of which the Company owned 62,000 square feet of managed storage space and 18 multi-family rental units as of June 30, 2020.
Occupancy
Occupancy is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property economically occupied by tenants under leases with an initial term of greater than one year, to (b) the aggregate number of square feet for such property.
Percent Leased Including Signed
Percent Leased Including Signed is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the sum of occupied square feet (pursuant to the definition above) of such property and vacant square feet for which a lease with an initial term of greater than one year has been signed, but rent has not yet commenced, to (b) the aggregate number of square feet for such property.
Metropolitan Statistical Area (MSA)
Metropolitan Statistical Area (MSA) information is sourced from the United States Census Bureau and rank is determined based on the most recently available population estimates.
Funds From Operations (FFO) Attributable to Common Shareholders
As defined by the National Association of Real Estate Investment Trusts (NAREIT), an industry trade group, Funds From Operations (FFO) means net income computed in accordance with generally accepted accounting principles (GAAP), excluding (i) depreciation and amortization related to real estate, (ii) gains from sales of real estate assets, (iii) gains and losses from change in control and (iv) impairment write-downs of real estate assets and investments in entities directly attributable to decreases in the value of real estate held by the entity. The Company has adopted the NAREIT definition in its computation of FFO attributable to common shareholders. The Company believes that, subject to the following limitations, FFO attributable to common shareholders provides a basis for comparing its performance and operations to those of other real estate investment trusts (REITs). The Company believes that FFO attributable to common shareholders, which is a supplemental non-GAAP financial measure, provides an additional and useful means to assess the operating performance of REITs. FFO attributable to common shareholders does not represent an alternative to (i) “Net income” or “Net income attributable to common shareholders” as an indicator of the Company’s financial performance, or (ii) “Cash flows from operating activities” in accordance with GAAP as a measure of the Company’s capacity to fund cash needs, including the payment of dividends.
Operating FFO Attributable to Common Shareholders
Operating FFO attributable to common shareholders is defined as FFO attributable to common shareholders excluding the impact of discrete non-operating transactions and other events which the Company does not consider representative of the comparable operating results of its real estate operating portfolio, which is its core business platform. Specific examples of discrete non-operating transactions and other events include, but are not limited to, the impact on earnings from gains or losses associated with the early extinguishment of debt or other liabilities, litigation involving the Company, including gains recognized as a result of settlement and costs to engage outside counsel related to litigation with former tenants, the impact on earnings from executive separation and the excess of redemption value over carrying value of preferred stock redemption, which are not otherwise adjusted in the Company’s calculation of FFO attributable to common shareholders. The Company believes that Operating FFO attributable to common shareholders, which is a supplemental non-GAAP financial measure, provides an additional and useful means to assess the operating performance of REITs. Operating FFO attributable to common shareholders does not represent an alternative to (i) "Net income" or "Net income attributable to common shareholders" as an indicator of the Company’s financial performance, or (ii) "Cash flows from operating activities" in accordance with GAAP as a measure of the Company’s capacity to fund cash needs, including the payment of dividends. Comparison of the Company’s presentation of Operating FFO attributable to common shareholders to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.
Net Operating Income (NOI)
The Company defines Net Operating Income (NOI) as all revenues other than (i) straight-line rental income (non-cash), (ii) amortization of lease inducements, (iii) amortization of acquired above and below market lease intangibles and (iv) lease termination fee income, less real estate taxes and all operating expenses other than lease termination fee expense and non-cash ground rent expense, which is comprised of amortization of right-of-use lease assets and amortization of lease liabilities. NOI consists of Same Store NOI and NOI from Other Investment Properties. The Company believes that NOI, which is a supplemental non-GAAP financial measure, provides an additional and useful operating perspective not immediately apparent from “Net income” or “Net income attributable to common shareholders” in accordance with GAAP. The Company uses NOI to evaluate its performance on a property-by-property basis because this measure allows management to evaluate the impact that factors such as lease structure, lease rates and tenant base have on the Company’s operating results. NOI does not represent an alternative to “Net income” or “Net income attributable to common shareholders” in accordance with GAAP as an indicator of the Company’s financial performance. Comparison of the Company’s presentation of NOI to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.

2nd Quarter 2020 Supplemental Information	21

Retail Properties of America, Inc.
Non-GAAP Financial Measures and Other Definitions (continued)

Same Store NOI and NOI from Other Investment Properties
Same Store NOI represents NOI from the Company’s same store portfolio consisting of 101 retail operating properties acquired or placed in service and stabilized prior to January 1, 2019. NOI from Other Investment Properties represents NOI primarily from (i) properties acquired or placed in service during 2019 and 2020, (ii) the multi-family rental units at Plaza del Lago, a redevelopment project that was placed in service during 2019, (iii) Circle East, which is in active redevelopment, (iv) One Loudoun Downtown – Pads G & H, which are in active development, (v) Carillon, a redevelopment project where the Company halted plans for vertical construction during the three months ended March 31, 2020 in response to current macroeconomic conditions due to the impact of the COVID-19 pandemic; however, as of June 30, 2020, the Company is actively completing site work preparation at the property in anticipation of potential future development at the site, (vi) The Shoppes at Quarterfield, which is in active redevelopment, (vii) investment properties that were sold or classified as held for sale during 2019 and 2020, and (viii) the net income from the Company’s wholly owned captive insurance company.
The Company believes that Same Store NOI and NOI from Other Investment Properties, which are supplemental non-GAAP financial measures, provide an additional and useful operating perspective not immediately apparent from “Net income” or “Net income attributable to common shareholders” in accordance with GAAP. The Company uses these measures to evaluate its performance on a property-by-property basis because they allow management to evaluate the impact that factors such as lease structure, lease rates and tenant base have on the Company’s operating results. Same Store NOI and NOI from Other Investment Properties do not represent alternatives to “Net income” or “Net income attributable to common shareholders” in accordance with GAAP as indicators of the Company’s financial performance. Comparison of the Company’s presentation of Same Store NOI and NOI from Other Investment Properties to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.
EBITDAre and Adjusted EBITDAre
As defined by NAREIT, EBITDA for real estate (EBITDAre) means net income (loss) computed in accordance with GAAP, plus (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) impairment charges on investment property and (v) impairment charges on investments in unconsolidated affiliates if caused by a decrease in the value of depreciable property in the affiliate, plus or minus (i) gains from sales of investment property, including gains (or losses) on change in control, and (ii) adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates. The Company has adopted the NAREIT definition in its computation of EBITDAre as it believes it provides a basis for comparing the Company’s performance to that of other REITs. The Company also reports Adjusted EBITDAre, which excludes the impact of certain discrete non-operating transactions and other events such as gain on litigation settlement. The Company believes that Adjusted EBITDAre is useful because it allows investors and management to evaluate and compare the Company’s performance from period to period in a meaningful and consistent manner in addition to standard financial measurements under GAAP. EBITDAre and Adjusted EBITDAre are supplemental non-GAAP financial measures and should not be considered alternatives to “Net income” or “Net income attributable to common shareholders” as indicators of the Company’s financial performance. Comparison of the Company’s presentation of EBITDAre and Adjusted EBITDAre to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.
Net Debt to Adjusted EBITDAre
Net Debt to Adjusted EBITDAre is a supplemental non-GAAP financial measure and represents (i) the Company’s total debt principal, which excludes unamortized discount and capitalized loan fees, less (ii) cash and cash equivalents divided by (iii) Adjusted EBITDAre for either the prior three months, annualized or the trailing twelve months (Annualized Adjusted EBITDAre). The Company believes that this ratio is useful because it provides investors with information regarding its total debt principal net of cash and cash equivalents, which could be used to repay debt, compared to its performance as measured using Annualized Adjusted EBITDAre. Comparison of the Company’s presentation of Net Debt to Adjusted EBITDAre to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.
COVID-19 Lease Concessions – Accounting Treatment
The Company has accounted for executed lease concessions as follows:

Lease Concession	Accounting Treatment of Concession

(i) Deferral of payment to a future period, with no change in lease term.	Treated as if there are no changes to the existing lease contract; no change to lease income recognized, including straight-line rental income.

(ii) Deferral of payment to a future period, with a modest extension of lease term (iii) Abatement (iv) Combination of abatement and deferral	Treated as a variable lease adjustment; reduction in lease income for the abated and deferred amounts; however, no change in straight-line rental income. Any deferred amounts will be recognized as lease income if and when payment is received.

(v) Significant lease extension resulting in an increase in cash flows	Existing lease modification guidance under ASC 842 is followed.
We have reserved for within bad debt lease concessions related to the six months ended June 30, 2020 that are agreed in principle with the tenant, however, not executed as of June 30, 2020, which are anticipated to provide a concession other than deferral of payment to a future period, with no change in lease term.
Cash-Basis Tenants
For those tenants where the collection of rent over the remaining lease life is not probable, lease income is adjusted such that it is recognized on the cash basis. As a result, all accounts receivable related to these tenants have been reserved in full, including straight-line rental income, and lease income will only be recognized to the extent amounts are paid. The Company will remove the cash-basis designation and resume recording lease income from such tenants on an accrual basis when the Company believes collection of rent over the remaining lease term is probable and, generally, based upon a demonstrated payment history.

2nd Quarter 2020 Supplemental Information	22

Retail Properties of America, Inc.
Reconciliation of Non-GAAP Financial Measures
(amounts in thousands)
(unaudited)

Reconciliation of Net (Loss) Income Attributable to Common Shareholders to Same Store NOI

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net (loss) income attributable to common shareholders	$(7,347)	$21,170	$15,010	$44,378
Adjustments to reconcile to Same Store NOI:
Gain on sales of investment properties	—	(8,454)	—	(16,903)
Gain on litigation settlement	—	—	(6,100)	—
Depreciation and amortization	43,755	42,882	83,928	86,149
Provision for impairment of investment properties	—	—	346	—
General and administrative expenses	8,491	9,353	17,656	19,852
Interest expense	19,360	17,363	36,406	34,793
Straight-line rental income, net	1,284	(616)	943	(2,116)
Amortization of acquired above and below market lease intangibles, net	(1,796)	(711)	(2,772)	(3,045)
Amortization of lease inducements	453	319	872	615
Lease termination fees, net	(252)	(232)	(376)	(1,420)
Non-cash ground rent expense, net	212	332	545	690
Other (income) expense, net	(215)	472	546	1,131
NOI	63,945	81,878	147,004	164,124
NOI from Other Investment Properties	(1,241)	(1,280)	(2,559)	(2,764)
Same Store NOI	$62,704	$80,598	$144,445	$161,360

2nd Quarter 2020 Supplemental Information	23

Retail Properties of America, Inc.
Reconciliation of Non-GAAP Financial Measures (continued)
(amounts in thousands)
(unaudited)

Reconciliation of Mortgages Payable, Net, Unsecured Notes Payable, Net,
Unsecured Term Loans, Net and Unsecured Revolving Line of Credit to Total Net Debt

	June 30, 2020	December 31, 2019

Mortgages payable, net	$92,967	$94,155
Unsecured notes payable, net	796,568	796,247
Unsecured term loans, net	716,992	716,523
Unsecured revolving line of credit	135,000	18,000
Total	1,741,527	1,624,925
Mortgage discount, net of accumulated amortization	471	493
Unsecured notes payable discount, net of accumulated amortization	556	616
Capitalized loan fees, net of accumulated amortization	6,108	6,870
Total debt principal	1,748,662	1,632,904
Less: consolidated cash and cash equivalents	(12,563)	(9,989)
Total net debt	$1,736,099	$1,622,915

Reconciliation of Net (Loss) Income to Adjusted EBITDAre

	Three Months Ended			Six Months Ended
	June 30, 2020	June 30, 2019	December 31, 2019	June 30, 2020	June 30, 2019

Net (loss) income	$(7,347)	$21,170	$16,172	$15,010	$44,378
Interest expense	19,360	17,363	16,694	36,406	34,793
Depreciation and amortization	43,755	42,882	40,964	83,928	86,149
Gain on sales of investment properties	—	(8,454)	—	—	(16,903)
Provision for impairment of investment properties	—	—	1,121	346	—
EBITDAre	$55,768	$72,961	$74,951	$135,690	$148,417
Gain on litigation settlement	—	—	—	(6,100)	—
Adjusted EBITDAre	$55,768	$72,961	$74,951	$129,590	$148,417
Annualized Adjusted EBITDAre	$223,072	$291,844	$299,804	$259,180	$296,834

	Trailing Twelve Months Ended June 30, 2020	Three Months Ended
		June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Net income (loss)	$3,029	$(7,347)	$22,357	$16,172	$(28,153)
Interest expense	78,184	19,360	17,046	16,694	25,084
Depreciation and amortization	192,352	43,755	40,173	40,964	67,460
Gain on sales of investment properties	(1,969)	—	—	—	(1,969)
Provision for impairment of investment properties	12,644	—	346	1,121	11,177
EBITDAre	$284,240	$55,768	$79,922	$74,951	$73,599
Gain on litigation settlement	(6,100)	—	(6,100)	—	—
Adjusted EBITDAre	$278,140	$55,768	$73,822	$74,951	$73,599

2nd Quarter 2020 Supplemental Information	24